ADMINISTRATION AGREEMENT


AGREEMENT dated as of November 1, 2003, between COLUMBIA FUNDS TRUST II, a Massachusetts business trust (the "Trust"), on behalf of Columbia Money Market Fund (the "Fund"), and COLUMBIA MANAGEMENT ADVISORS, INC., an Oregon corporation (the "Administrator").

In consideration of the promises and covenants herein, the parties agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Fund and for performing the administrative functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) preparing and, if applicable, filing all documents required for compliance by the Fund with applicable laws and regulations, including registration statements, registration fee filings, semi-annual and annual reports to shareholders, proxy statements and tax returns; (d) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders; (e) monitoring compliance by the Fund with Rule 2a-7 under the Investment Company Act of 1940 ("1940 Act") and reporting to the Trustees from time to time with respect thereto; (f) monitoring the investments and operations of any open-end investment company in which the Fund may invest and reporting to the Trustees from time to time with respect thereto; (g) coordinating and overseeing the activities of the Fund's other third-party service providers; and (h) maintaining books and records of the Fund (exclusive of records required by Section 31(a) of the 1940 Act). Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Fund's assets or the rendering of investment advice with respect thereto, or of insuring that any investment company in which the Fund may invest complies with Rule 2a-7 under the 1940 Act, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Fund.

2. The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. The Fund shall pay the Administrator monthly a fee at the annual rate of 0.25% of the first $500 million of the average daily net assets of the Fund; 0.20% of the next $500 million of such assets and 0.15% of such assets in excess of $1 billion.

4. This Agreement shall become effective as of the date of its execution, and may be terminated without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days' written notice to the other party.

5.   This Agreement may be amended only by a writing signed by both parties.

6. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust or Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

COLUMBIA FUNDS TRUST II
on behalf of Columbia Money Market Fund


By:  _____________________________
      Joseph R. Palombo
      President

                       COLUMBIA MANAGEMENT ADVISORS, INC.


By:  _____________________________
      Joseph R. Palombo
      Executive Vice President and Chief Operating Officer


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.